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(ERNST & YOUNG LOGO)


                           Ernst & Young LLP                 Phone: 615 252-2000
                           SunTrust Financial Center         www.ey.com
                           424 Church Street, Suite 1100
                           Nashville, TN 37219-9803









March 22, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:


We have read Item 4 of Form 8-K dated March 17, 2004, of Healthcare Realty Trust Incorporated and are in agreement with the statements contained in the first through fifth paragraphs except we have no basis to agree or disagree with the Audit Committee's stated reasons for deciding to solicit proposals from other accounting firms. We have no basis to agree or disagree with the other statements of the registrant contained therein.



                                                     /s/ ERNST & YOUNG LLP